Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal First Quarter

~ Provides Second Quarter and Full Year 2012 Outlook ~

~ Announces Quarterly Cash Dividend ~

Centennial, CO – May 3, 2012 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.6% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the fiscal first quarter ended March 29, 2012.

Total revenue for the first quarter 2012 grew 11.7% to $79.1 million from $70.8 million for the comparable quarter last year. Advertising revenue for the first quarter 2012 was $66.3 million, an increase of 12.2% compared to $59.1 million for the comparable quarter last year. Fathom Events revenue increased 9.4% to $12.8 million in the first quarter of 2012 compared to $11.7 million for the comparable quarter last year. Adjusted OIBDA increased 5.1% to $24.8 million for the first quarter 2012 from $23.6 million for the comparable quarter last year. Net loss for the first quarter of 2012 was $0.9 million, or $0.02 per diluted share compared to net loss of $1.0 million or $0.02 per diluted share for the first quarter of 2011.

The Company announced today that its Board of Directors has authorized the Company’s first quarter cash dividend of $0.22 per share of common stock. The dividend will be paid on May 31, 2012, to stockholders of record on May 17, 2012. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

“We continue to make very good progress with the execution of the key elements of our long term business plan, including the expansion of our digital network and national client base”, said NCM’s Chairman and CEO Kurt Hall. “In fact our strategy to increase our inventory utilization in lower demand time periods with more flexible pricing structures was one of the factors that contributed to our higher than projected Adjusted OIBDA performance in the current quarter. These new pricing structures are being offered in low demand months, consistent with the way TV networks differentiate their pricing for prime time and lower-rated programs or day-parts. This higher national inventory utilization combined with the robust box office more than off-set the impact of the adjustment in our founding member theatre access fee structure that happens every five years.”

Mr. Hall concluded, “While it appears that our second quarter is being negatively impacted by the weak TV scatter market, our booking levels and CPMs for the rest of the year are encouraging. We also expect to benefit from the upcoming elections that will tighten TV inventory and require brands to look for alternatives and from our first time participation in the TV upfront process that is creating additional awareness about our expanding unique digital media platform.”

2012 Outlook

For the second quarter of 2012, the Company expects total revenue to be in the range of $105.0 million to $109.0 million, or a decrease of 4% to 8% compared to the total revenue for the second quarter of 2011 of $114.0 million and Adjusted OIBDA to be in the range of $47.0 million to $50.0 million, or a decrease of 13% to 19% compared to the Adjusted OIBDA for the second quarter of 2011 of $57.7 million.

For the full year 2012, the Company expects total revenue in the range of $460.0 million to $470.0 million, or an increase of 6% to 8% compared to total revenue for the full year of 2011 of $435.4 million, and Adjusted OIBDA in the range of $225.0 million to $235.0 million, or approximately flat to up 5% compared to Adjusted OIBDA for the full year of 2011 of $224.3 million.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties Thursday, May 3, 2012 at 5:00 P.M. Eastern time. The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, May 17, 2012, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and conference ID 393185.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 181 Designated Market Areas® (49 of the top 50) and includes over 19,000 screens (approximately 17,800 digital). During 2011, over 670 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. The NCM Fathom Events live digital broadcast network (“DBN”) is comprised of over 700 locations in 167 Designated Market Areas® (including all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 42 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.6% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.

Condensed Consolidated Statements of Income

Unaudited

($ in millions, except per share data)

	Quarter Ended March 29, 2012	Quarter Ended March 31, 2011
REVENUE:
Advertising (including revenue from founding members of $9.8 and $8.3 million respectively)	$66.3	$59.1
Fathom Events	12.8	11.7

Total	79.1	70.8

OPERATING EXPENSES:
Advertising operating costs	4.7	3.5
Fathom Events operating costs	9.0	7.6
Network costs	5.1	4.9
Theatre access fees—founding members	15.7	12.1
Selling and marketing costs	14.5	14.6
Administrative and other costs	8.2	8.5
Depreciation and amortization	4.9	4.6

Total	62.1	55.8

OPERATING INCOME	17.0	15.0

NON-OPERATING EXPENSES:
Interest on borrowings	14.1	10.9
Interest income	(0.1)	—
Accretion of interest on the discounted income taxes payable to founding members under tax sharing agreement	3.0	4.4
Change in derivative fair value	(0.4)	(1.2)

Total	16.6	14.1

INCOME BEFORE INCOME TAXES	0.4	0.9

Benefit for Income Taxes	(0.3)	(0.7)

CONSOLIDATED NET INCOME	0.7	1.6
Less: Net Income Attributable to Noncontrolling Interests	1.6	2.6

NET LOSS ATTRIBUTABLE TO NCM, INC.	$(0.9)	$(1.0)

LOSS PER SHARE:
Basic	$(0.02)	$(0.02)
Diluted	$(0.02)	$(0.02)

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	March 29, 2012	December 29, 2011
Cash and cash equivalents	$56.8	$65.9
Short and long-term marketable securities	26.9	32.2
Receivables, net	74.6	98.6
Property and equipment, net	24.9	24.6
Total Assets	788.5	820.2
Long-term borrowings	821.0	794.0
Total equity/(deficit)	(347.4)	(346.8)
Total Liabilities and Equity/(Deficit)	788.5	820.2

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter Ended March 29, 2012	Quarter Ended March 31, 2011
Total Screens at Period End (1) (6)	19,073	17,196
Founding Member Screens at Period End (2) (6)	15,259	14,901
Total Digital Screens at Period End (3)	17,840	16,088
Total Attendance for Period (4) (6) (in millions)	169.0	133.2
Founding Member Attendance for Period (5) (6) (in millions)	142.6	118.3
Capital Expenditures (in millions)	$2.4	$2.2

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes Consolidated Theatres for all periods presented prior to June 2011.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee and per share data)

	Quarter Ended March 29, 2012	Quarter Ended March 31, 2011
Advertising Revenue	$66.3	$59.1
Total Revenue	79.1	70.8
Operating Income	17.0	15.0
Total Attendance (1)	169.0	133.2
Advertising Revenue / Attendee	$0.392	$0.444
OIBDA	$21.9	$19.6
Adjusted OIBDA	24.8	23.6
Adjusted OIBDA Margin	31.4%	33.3%
Loss Per Share – Basic	$(0.02)	$(0.02)
Loss Per Share – Diluted	$(0.02)	$(0.02)

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes Consolidated Theatres attendance for all periods presented prior to June 2011.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash share based payment costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended March 29, 2012	Quarter Ended March 31, 2011
Operating income	$17.0	$15.0
Depreciation and amortization	4.9	4.6

OIBDA	21.9	19.6
Share-based compensation costs (1)	2.9	4.0

Adjusted OIBDA	$24.8	$23.6

Total Revenue	$79.1	$70.8

Adjusted OIBDA margin	31.4%	33.3%

Adjusted OIBDA	$24.8	$23.6
Consolidated Theatres Payments	—	0.2

Adjusted OIBDA after Consolidated Theatres Payments	$24.8	$23.8

(1)	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending June 28, 2012		Year Ending December 27, 2012
	Low	High	Low	High
Operating Income	$39.8	$41.3	$194.5	$201.5
Depreciation and amortization	4.7	5.2	19.0	21.0

OIBDA	44.5	46.5	213.5	222.5
Share-based compensation costs (1)	2.5	3.5	11.5	12.5

Adjusted OIBDA	$47.0	$50.0	$225.0	$235.0

Total Revenue	$105.0	$109.0	$460.0	$470.0

(1)	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.